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                                                                    Exhibit 99.1

(ALLIED HEALTHCARE PRODUCTS INC. LOGO)

CONTACT: DANIEL C. DUNN
         CHIEF FINANCIAL OFFICER
         314/771-2400

             ALLIED HEALTHCARE NET INCOME INCREASES FOR FIRST THREE QUARTERS
                   BUT FALLS IN THE THIRD QUARTER OF FY 2006

ST. LOUIS, MAY 3, 2006 - ALLIED HEALTHCARE PRODUCTS, INC. (NASDAQ: AHPI) REPORTED TODAY THAT ITS NET INCOME FELL ABOUT 42 PERCENT TO $236,000, OR 3 CENTS PER DILUTED SHARE, DURING ITS THIRD QUARTER ENDED MARCH 31, 2006, VERSUS $408,000, OR 5 CENTS PER DILUTED SHARE, FOR THE THIRD QUARTER LAST YEAR.

     HOWEVER, FOR THE FIRST THREE QUARTERS OF FISCAL 2006, ALLIED'S NET INCOME INCREASED ABOUT 23 PERCENT TO $1,020,000, OR 13 CENTS PER DILUTED SHARE, VERSUS $828,000, OR 10 CENTS PER DILUTED SHARE, FOR 2005'S FIRST THREE QUARTERS.

     SALES INCREASED IN THE THIRD QUARTER TO TOTAL $14.8 MILLION. SALES FOR THE FISCAL YEAR'S THREE QUARTERS INCREASED ABOUT $1.2 MILLION.

     SALES INCREASES REFLECT THE SIGNIFICANT BACKLOG THAT DEVELOPED IN THE PREVIOUS YEAR. ORDERS FOR FISCAL 2006 HAVE BEEN SLUGGISH, SAID EARL REFSLAND, PRESIDENT AND CHIEF EXECUTIVE OFFICER. A MAJOR FACTOR IN SLOW ORDER VOLUME HAS BEEN THE CONTINUING DOWNTURN IN THE CYCLICAL U.S. HOSPITAL CONSTRUCTION MARKET, REFSLAND SAID.

     MEDICAL EXPENSES FOR THE NINE-MONTH PERIOD INCREASED MORE THAN $400,000 OVER THE PREVIOUS YEAR UNDER THE SELF-INSURED PORTION OF THE BENEFIT; $280,000 OF THIS INCREASE OCCURRED IN THE THIRD QUARTER. ALLIED'S MEDICAL COSTS PER EMPLOYEE HAVE GROWN AT AN ANNUAL RATE OF ABOUT 9 PERCENT SINCE 2002, BUT IN FISCAL 2006 MEDICAL COSTS PER EMPLOYEE INCREASED 21 PERCENT OVER THE PRIOR YEAR. THIS INCREASE

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IS CONSIDERED AN ANOMALY, AND THE COMPANY'S MEDICAL COSTS ARE EXPECTED TO RETURN
TO PATTERNS THAT REFLECT MARKET TRENDS IN THE FUTURE, REFSLAND SAID.

     ALLIED HEALTHCARE PRODUCTS, INC. IS A LEADING MANUFACTURER OF RESPIRATORY CARE PRODUCTS, MEDICAL GAS EQUIPMENT AND EMERGENCY MEDICAL PRODUCTS USED IN A WIDE RANGE OF HOSPITAL AND ALTERNATE CARE SETTINGS.

"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

                                       ##

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                      CONSOLODATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                 Three months ended          Nine months ended
                                     March 31,                   March 31,
                             -------------------------   -------------------------
                                 2006          2005          2006          2005
                             -----------   -----------   -----------   -----------
Net sales                    $14,756,600   $14,328,443   $43,082,670   $41,935,731
Cost of sales                 11,352,190    10,596,050    32,130,802    31,383,741
                             -----------   -----------   -----------   -----------
Gross profit                   3,404,410     3,732,393    10,951,868    10,551,990
Selling, general and
   administrative expenses     2,992,446     3,013,159     9,194,558     8,998,802
                             -----------   -----------   -----------   -----------
Income from operations           411,964       719,234     1,757,310     1,553,188
Interest expense                      --        15,416            --       118,227
Interest income                   (9,311)           --       (35,986)           --
Other, net                         8,861        13,791        28,854        32,563
                             -----------   -----------   -----------   -----------
                                    (450)       29,207        (7,132)      150,790
                             -----------   -----------   -----------   -----------
Income before provision
   for income taxes              412,414       690,027     1,764,442     1,402,398
Provision for income taxes       176,257       281,739       745,190       574,423
                             -----------   -----------   -----------   -----------
Net income                   $   236,157   $   408,288   $ 1,019,252   $   827,975
                             ===========   ===========   ===========   ===========
Basic earnings per share     $      0.03   $      0.05   $      0.13   $      0.11
                             ===========   ===========   ===========   ===========
Diluted earnings per share   $      0.03   $      0.05   $      0.13   $      0.10
                             ===========   ===========   ===========   ===========
Weighted average shares
   outstanding - basic         7,849,910     7,821,404     7,837,132     7,819,408
Weighted average shares
   outstanding - diluted       8,068,817     8,083,671     8,057,166     8,081,925

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                March 31,      June 30,
                                                                  2006           2005
                                                              ------------   ------------
ASSETS
Current assets:
   Cash and cash equivalents                                  $    720,525   $    317,775
   Short-term investments                                          350,000             --
   Accounts receivable, net of allowances
      of $605,000 and $565,000, respectively                     7,797,317      7,215,799
   Inventories, net                                             11,721,973     10,775,550
   Other current assets                                            331,544        168,431
                                                              ------------   ------------
      Total current assets                                      20,921,359     18,477,555
                                                              ------------   ------------
   Property, plant and equipment, net                           11,290,754     11,308,866
   Goodwill                                                     15,979,830     15,979,830
   Other assets, net                                               327,036        330,969
                                                              ------------   ------------
      Total assets                                            $ 48,518,979   $ 46,097,220
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                           $  3,366,374   $  2,110,599
   Revolving credit facility                                        81,000             --
   Deferred income taxes                                           689,008        711,416
   Deferred revenue                                                465,000        465,000
   Other accrued liabilities                                     3,232,124      2,940,763
                                                              ------------   ------------
      Total current liabilities                                  7,833,506      6,227,778
                                                              ------------   ------------
Deferred revenue                                                   658,750      1,007,500
                                                              ------------   ------------
Commitments and contingencies
Stockholders' equity:
   Preferred stock; $0.01 par value; 1,500,000 shares
      authorized; no shares issued and outstanding                      --             --
   Series A preferred stock; $0.01 par value; 200,000
      shares authorized; no shares issued and outstanding               --             --
   Common stock; $0.01 par value; 30,000,000 shares
      authorized; 10,155,569 shares issued at March 31,
      2006 and 10,133,069 shares issued at June 30, 2005;
      7,852,077 outstanding at March 31, 2006 and 7,829,577
      shares outstanding June 30, 2005, respectively               101,556        101,331
   Additional paid-in capital                                   47,254,447     47,109,143
   Retained earnings                                            13,402,148     12,382,896
   Less treasury stock, at cost; 2,303,492 shares at
      March 31, 2006 and June 30, 2005, respectively           (20,731,428)   (20,731,428)
                                                              ------------   ------------
         Total stockholders' equity                             40,026,723     38,861,942
                                                              ------------   ------------
         Total liabilities and stockholders' equity           $ 48,518,979   $ 46,097,220
                                                              ============   ============